EXHIBIT 10.16
                                                                   -------------


                         DEFERRED COMPENSATION AGREEMENT
                         -------------------------------


         THIS DEFERRED COMPENSATION AGREEMENT, (the "Agreement") is made as of December 30, 1999 and memorializes the oral agreement entered into on December 14, 1999 by and between LEUCADIA NATIONAL CORPORATION, a New York corporation (the "Company"), and Joseph S. Steinberg (the "Executive"), collectively the parties ("Parties").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Executive is employed by the Company as President; and

         WHEREAS, in connection with the provisions of services to the Company in his capacity as President the Executive desires to defer the receipt of certain compensation from the Company to which in the future he may become entitled, and the Company agrees to do so, in accordance with the terms and provisions herein contained;

         NOW, THEREFORE, in consideration of the premises and the mutual convenants and agreements herein contained, the Parties hereby agree as follows:

         1. Deferral of Payments.

         The Company, commencing January 1, 2000 for the calendar year ending December 31, 2000, shall defer the payment of all compensation to be paid to the Executive by the Company attributable to services performed or to be performed by the Executive for the Company at any time. Each deferred payment shall accrue simple interest (on the basis of a 360-day year), from the first day of the month immediately following the date on which payment otherwise would have been made if no deferral had existed (the "first New Month Date") until the date of actual payment, at a rate of interest equal to the 1-year Treasury bill rate in effect at each First New Month Date, and the rate of interest shall be reset on the first day of each subsequent quarter. For purposes hereof, the quarters for calendar year 2000 shall begin January 1, April 1, July 1, and October 1.

         All amounts deferred pursuant to this Agreement, including interest, shall be payable to the Executive in calendar year 2001 by no later than March 15th of that year. Notwithstanding the preceding sentence, to the extent that the aggregate deferred payments hereunder (including interest) exceed the maximum annual amount deductible as compensation by the Company under applicable U.S. federal tax laws, the Company may make such payments in two or more installments in different taxable years to permit the Company to obtain the maximum annual deduction available.

         The Executive shall fully reimburse the Company for the dollar value of any benefits provided by the Company to the Executive during calendar year 2000 which, in the absence of such reimbursement obligation, would be taxable as compensation to the Executive if made available to him by the Company without such obligation.


NY2:\882439\02\76830.0146

Such benefits would include, without limitation, the personal use by the Executive of a Company car, Company airplane, life insurance premiums, etc. This reimbursement shall include an interest component equal to the minimum rate permitted to avoid the imposition of any interest under Section 7872 of the Internal Revenue Code of 1986, as amended. Amounts to be reimbursed to the Company under this paragraph shall be paid by Executive upon demand therefor by the Company, which shall be made in 2001 as promptly as practicable following availability of the Company's audited financial statements for the fiscal year ended December 31, 2000.

         The rights of the Executive to the payment of the amounts pursuant to this Agreement shall be no greater than the rights of an unsecured general creditor of the Company and may not be assigned, pledged or otherwise transferred by him during his lifetime to any person, whether by operation or law or otherwise, and shall not be subject to execution, attachment or similar proceeding. By written notice delivered to the Company, the Executive may designate (or change a prior designation of) one or more beneficiaries (or his estate) to receive payment hereunder in the event of his death.

         2. Withholding.

         The Executive acknowledges and agrees that the Company shall be entitled to withhold from his compensation all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to the Executive pursuant to this Agreement or otherwise. The Executive further agrees to indemnify the Company and hold it harmless from and against any and all taxes (and penalties hereon) and interest with respect thereto arising out of the Executive's failure to pay fully his tax liability pursuant to any present or future law, regulation or ordinance of the United States of America or any state, city or municipality therein.

         3. Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         4. Entire Agreement.

         This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the Parties hereto with respect to such subject matter. This Agreement may not be modified in any manner, execute by a written instrument signed by both the Company and the Executive.

         5. Notices.

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile transmission or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company:                Leucadia National Corporation
                                  315 Park Avenue South
                                  New York, NY 10010

with a copy to:                   Weil, Gotshal & Manges LLP
                                  767 Fifth Avenue
                                  New York, New York 10153
                                  Attention:  Stephen E. Jacobs

If to Executive:                  Joseph S. Steinberg
                                  c/o Leucadia National Corporation
                                  315 Park Avenue South
                                  New York, New York 10010

         or to such other addresses as either the Company or the Executive may from time to time specify to the other.

         6. Notice of Termination; Applicability of Agreement.

         Amounts deferred pursuant to this Agreement shall be paid to the Executive only as provided herein. At any time, by notice in writing from the Executive to the Company, the Executive may terminate this Agreement whereupon any compensation earned by the Executive subsequent to such notification shall not be subject to the provisions hereof. Amounts earned prior to any such notification shall remain subject to the terms hereof even after such termination.

         7. Benefit; Binding Effect.

         This Agreement shall be for the benefit of any binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement.

                            LEUCADIA NATIONAL CORPORATION



                            By: /s/ Joseph A. Orlando
                                ---------------------
                                JOSEPH A. ORLANDO

                                /s/ Joseph S. Steinberg
                                -----------------------
                                JOSEPH S. STEINBERG